Exhibit 5.2

October 30, 2023

Bit Brother Limited

15/F, Block A, Kineer Business Centre

53 Binjiang Road, Yuelu District

Changsha, Hunan Province, China 410023

Re:	Bit Brother Limited Registered Direct Offering pursuant to a Registration Statement on Form F-3 (File No. 333-256628)

Ladies and Gentlemen:

We have acted as U.S. securities counsel to Bit Brother Limited, a British Virgin Islands company (the “Company”), in connection with the offering and sale (the “Offering”) by the Company of 14,000,000 Class A ordinary shares, no par value (the “Ordinary Shares”), Class B warrants (the “Class B Warrants”) to purchase 14,000,000 Ordinary Shares (the “Class B Warrant Shares”) and Class C warrants (the “Class C Warrants”) to purchase 14,000,000 Ordinary Shares (the “Class C Warrant Shares”) (the Class B Warrant Shares and the Class C Warrant Shares are together referred to as “Warrant Shares”). The Warrant Shares, collectively with the Ordinary Shares, the Class B Warrants and the Class C Warrants, (collectively as the “Securities”), are being sold by the Company pursuant to that certain Securities Purchase Agreement, dated October 25, 2023 (the “SPA”) by and among the Company and the specific buyers of the Securities signatory thereto (the “Buyers”) and the Prospectus Supplement (“Prospectus Supplement”) to the Registration Statement on Form F-3 (File No. 333-256628) (the “Registration Statement”) relating to the Offering.

In connection with this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and Prospectus Supplement, of such records of the Company and such agreements, certificates and statements of public officials, certificates of officers or representatives of the Company, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of all originals of such latter documents. In making our examination of the documents executed by the parties, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. Except as expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of facts material to the opinions expressed herein and no inference as to our knowledge concerning such facts should be drawn from the fact that such representation has been relied upon by us in connection with the preparation and delivery of this opinion. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations made by officers and other representatives of the Company and others, in each case as we have deemed relevant and appropriate. We have not independently verified the facts so relied on.

This opinion letter is limited to the laws of the State of New York as in effect on the date hereof. We expressly disclaim any responsibility to advise of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinion expressed herein. We express no opinion with respect to the applicability to, or the effect on, the subject transaction of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state other than the State of New York. We express no opinion as to whether the laws of any other jurisdiction are applicable to the subject matter hereof, and we express no opinion as to compliance with any other federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

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You are separately receiving an opinion from Harney Westwood & Riegels LP with respect to the corporate proceedings relating to the due issuance of the Ordinary Shares, Class B Warrant Shares and Class C Warrant Shares in this Offering, and in rendering this opinion, we rely on such opinion as to the validity of such issuances under the law of the British Virgin Islands.

Based on the foregoing, and having regard to legal considerations which we deem relevant, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that with respect to the Class B Warrants and Class C Warrants (collectively as the “Warrants”), that the Warrants, when issued as set forth in the Registration Statement and Prospectus Supplement and, upon delivery of the consideration as provided in the SPA, will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, subject, as to enforcement, to bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in equity or at law), including, without limitation, principles regarding good faith and fair dealing (including the possible unavailability of specific performance or injunctive relief, concepts of materiality and reasonableness, and the discretion of the court before which a proceeding is brought).

We express no opinion as to the enforceability of (i) provisions that relate to choice of law, forum selection or submission to jurisdiction (including, without limitation, any express or implied waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity, binding effect or enforceability of any such provision is to be determined by any court other than a state court of the State of New York, (ii) waivers by the Company of any statutory or constitutional rights or remedies, or (iii) terms which excuse any person or entity from liability for, or require the Company to indemnify such person or entity against, such person’s or entity’s negligence or willful misconduct. We draw your attention to the fact that, under certain circumstances, the enforceability of terms to the effect that provisions may not be waived or modified except in writing may be limited.

We consent to the filing of this opinion as an exhibit to the Registration Statement, the discussion of this opinion in the Registration Statement and to the references to our firm in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement and Prospectus Supplement within the meaning of the term “expert” as used in the Securities Act.

Very truly yours,

/s/ Hunter Taubman Fischer & Li LLC
Hunter Taubman Fischer & Li LLC

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